                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NGC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO
[LOGO OF NGC CORPORATION APPEARS HERE]


                                NGC CORPORATION

                          1000 LOUISIANA, SUITE 5800

                             HOUSTON, TEXAS 77002


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD WEDNESDAY, MAY 14, 1997


To the Stockholders:

  The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of NGC Corporation (the "Company" or "NGC") will be held on Wednesday, May 14, 1997, at 9:00 a.m., local time, at the Company's Headquarters, The First Interstate Bank Building, 1000 Louisiana, 71st Floor, Houston, Texas 77002, for the following purposes:


    1. To elect thirteen directors to serve until the 1998 Annual Meeting of Stockholders;

    2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

    3. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

  The close of business on March 21, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

  You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                          /s/ KENNETH E. RANDOLPH
                                          Kenneth E. Randolph
                                            Secretary

March 31, 1997

                                NGC CORPORATION

                          1000 LOUISIANA, SUITE 5800
                             HOUSTON, TEXAS 77002
                                (713) 507-6400

                               ----------------
                                PROXY STATEMENT
                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting to be held on Wednesday, May 14, 1997, at 9:00 a.m., local time, at the Company's Headquarters, The First Interstate Bank Building, 1000 Louisiana, 71st Floor, Houston, Texas 77002, or at any adjournment(s) or postponement(s) thereof. This Proxy Statement, the Notice of Annual Meeting, the proxy card and the Company's annual report to stockholders for the year ended December 31, 1996, including financial statements, will be first sent or given to the Company's stockholders on or about April 4, 1997. The annual report does not constitute a part of the proxy soliciting material.

QUORUM AND VOTE REQUIRED

  The presence of a majority of the shares of the common stock, par value $0.01 per share, of the Company ("Common Stock"), represented in person or by proxy at the Annual Meeting will constitute a quorum. Under Delaware law, the total votes received, including abstentions, would be counted in determining the number of shares present at a meeting. Thus, shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Also, proxies relating to "street name" shares that are voted by brokers on only one of the proposals will nevertheless be treated as shares present for purposes of determining the presence of a quorum on all matters. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.

  Election of Directors. A plurality of votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Stockholders may not cumulate their votes in the election of directors.

  Ratification of Auditors. Ratification of the selection of auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

NO APPRAISAL RIGHTS

  Under applicable Delaware law, none of the holders of Common Stock have appraisal rights in connection with any proposal to be acted upon at the Annual Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The Board of Directors has fixed the close of business on March 21, 1997 as the record date ("Record Date") for determining holders of outstanding shares of Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. As of the Record Date, there were outstanding 150,358,638 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers or regular employees of the Company, in person or by telephone. The Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for a fee of approximately $2,750. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock.

  Questions concerning the proposals to be acted upon at the Annual Meeting should be directed to the Company's Secretary at (713) 507-6400. Additional copies of this Proxy Statement or the proxy card may be obtained from the Company's Secretary at its principal office. The mailing address of the Company's principal executive office is 1000 Louisiana, Suite 5800, Houston, Texas 77002.

REVOCATION OF PROXIES

  The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by proxies will be voted at the Annual Meeting.

VOTING OF PROXIES

  The persons named as proxies on the proxy card accompanying this Proxy Statement were designated by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. Unless otherwise instructed or unless authority to vote is withheld, proxies will be voted FOR the election of the nominees to the Board of Directors, FOR ratification of the engagement of Arthur Andersen LLP, and in accordance with the judgment of the persons named in the proxy on such other matters as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

FORM 10-K

  Stockholders may obtain without charge a copy of the Company's 1996 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. For copies please contact the Investor Relations Department at the Company's principal executive office address: NGC Corporation, 1000 Louisiana, Suite 5800, Houston, Texas 77002.

Dated: March 31, 1997.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 21, 1997, by (i) each person who is known by the Company to own beneficially 5% or more of the outstanding Common Stock, (ii) each director or nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and
(iv) all directors and executive officers of the Company as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options and warrants exercisable by such individual or group within 60 days of March 21, 1997.

                                         NUMBER OF SHARES(1) PERCENT OF CLASS(2)
                                         ------------------- ------------------
BG Holdings, Inc.(3)...................      38,789,876             25.8
 7105 Business Park Drive
 Houston, Texas 77040
BG plc(3)(4)...........................      38,789,876             25.8
 100 Thames Valley Park Drive
 Reading
 Berkshire RG6 1PT
NOVA Gas Services (U.S.) Inc.(3).......      38,789,876             25.8
 690 Mechanic Street
 Leominster, Massachusetts 01453
NOVA Corporation(3)(5).................      38,789,876             25.8
 801 Seventh Avenue S.W.
 Calgary, Alberta T2P 2N6
Chevron U.S.A. Inc.(3)(6)..............      38,789,876             25.8
 1301 McKinney
 Houston, Texas 77010
Chevron Corporation(3)(6)(7)...........      38,789,876             25.8
 575 Market Street
 San Francisco, CA 94104
C. L. Watson(8)........................       8,907,575              5.9
 1000 Louisiana, Suite 5800
 Houston, Texas 77002
Thomas M. Matthews(9)..................              --               --
Stephen W. Bergstrom(10)...............       2,300,231              1.5
Kenneth E. Randolph(9).................       1,157,227                *
H. Keith Kaelber(11)...................         381,545                *
Stephen A. Furbacher(9)................              --               --
Stephen J. Brandon.....................              --               --
David R. Varney........................              --               --
P. Nicholas Woollacott.................              --               --
C. Kent Jespersen......................           3,462                *
Jeffrey M. Lipton(12)..................           6,189                *
Albert Terence Poole...................           1,172                *
Darald W. Callahan.....................              --               --
Donald L. Paul.........................              --               --
Peter J. Robertson.....................              --               --
Daniel L. Dienstbier...................           5,168                *
J. Otis Winters(13)....................          12,606                *
Executive Officers and Directors of the
 Company as a Group
 (18 persons)(8)(9)(10)11)(12)(13).....      12,777,175              8.4

--------
  * Less than 1%.
 (1) Unless otherwise noted, each of the persons has sole voting and investment power with respect to the shares reported.
 (2) Based upon 150,358,638 shares of Common Stock actually outstanding at March 21, 1997 (with respect to certain individuals who have the right to acquire shares of Common Stock within 60 days of March 21, 1997 pursuant to the exercise of options or warrants, the number of shares of Common Stock not outstanding which are subject to such options or warrants have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by such individuals pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934).
 (3) BG Holdings, Inc. ("BG Holding"), NOVA Gas Services (U.S.) Inc. ("NOVA Gas"), and Chevron U.S.A. Inc. ("Chevron") are parties to the NGC Stockholders Agreement (defined herein) which provides that, among other things, the parties thereto will vote their Common Stock, subject to certain conditions, to elect as the thirteen directors of NGC three designees of BG Holding, three designees of NOVA Gas, three designees of Chevron, two officers of NGC designated by the Chief Executive Officer of the Company, to the extent provided in his employment agreement, and two independent directors. Approximately 116,369,628 shares of Common Stock, or 77.4% of the outstanding shares of Common Stock, are subject to the NGC Stockholders Agreement. See "Proposal 1--Election of Directors-- Stockholders Agreement."
 (4) BG plc ("BG plc"), through subsidiaries, indirectly owns 100% of the capital stock of BG Holding. Consequently, BG plc may be deemed to beneficially own all of the shares of Common Stock owned of record by BG Holding.
 (5) NOVA Corporation ("NOVA"), through subsidiaries, indirectly owns 100% of the capital stock of NOVA Gas. Consequently, NOVA may be deemed to beneficially own all of the shares of Common Stock owned of record by NOVA Gas.
 (6) Excludes 7,815,363 shares of NGC Series A Participating Preferred Stock ("Preferred Stock") held of record by Chevron. Each share of Preferred Stock may be converted into one share of Common Stock at the option of Chevron upon the occurrence of certain events or automatically upon the sale by Chevron to a non-affiliate.
 (7) Chevron Corporation beneficially owns 100% of the capital stock of Chevron. Consequently, Chevron Corporation may be deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned of record by Chevron.
 (8) Includes 2,954,362 shares of Common Stock that are owned by trusts established by Mr. Watson for the benefit of his wife, his three minor children and himself. Mr. Watson is the sole trustee of these trusts. Mr. Watson may be deemed to beneficially own all of the shares of Common Stock held by such trusts. Also includes 1,738,718 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Watson that are exercisable within 60 days of March 21, 1997. The number of shares does not include approximately 1,692 shares of Common Stock held by the Trustee of the NGC Corporation Profit Sharing/401(k) Savings Plan (the "401(k) Plan") as of January 28, 1997, for the account of Mr. Watson. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.
 (9) The number of shares does not include approximately 215, 1,710 and 741 shares, respectively, of Common Stock held by the Trustee of the 401(k) Plan as of January 28, 1997, for the accounts of Messrs. Matthews, Randolph and Furbacher, respectively. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.
(10) Includes 580,563 shares of Common Stock that are owned by trusts established by Mr. Bergstrom, for the benefit of his two minor children. Mr. Bergstrom's father is the sole trustee of such trusts. Mr. Bergstrom disclaims beneficial ownership of all of the shares of Common Stock held by such trusts. The number of shares does not include approximately 1,904 shares of Common Stock held by the Trustee of the Company's 401(k) Plan as of January 28, 1997, for the account of Mr. Bergstrom. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon their termination of employment.
(11) Mr. Kaelber retired from the Company January 31, 1997. The number of shares of Common Stock shown as beneficially owned by Mr. Kaelber is as of January 31, 1997, as reflected in his latest filing on Form 4. The number of shares does not include 1,978 shares of Common Stock held by the Trustee of the 401(k) Plan as of January 28, 1997, which may be distributed to Mr. Kaelber following his retirement. As a former participant in the 401(k) Plan, Mr. Kaelber may elect to take cash in lieu of shares of Common Stock following his termination of employment.
(12)Includes 800 shares of Common Stock owned by Mr. Lipton's wife.
(13) Includes 6,378 shares of Common Stock held by Mr. Winters and 6,228 shares issuable to Mr. Winters upon the exercise of an immediately exercisable warrant.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  Thirteen directors are to be elected at the Annual Meeting. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Stockholders may not cumulate their votes in the election of directors.

  Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

  Certain stockholders of the Company are parties to a stockholders agreement entered into in connection with the Chevron Combination (defined herein) that contains certain provisions with respect to the designation and election of directors. See "--Stockholders Agreement."

  Twelve of the thirteen nominees for director are currently directors of the Company. The following table sets forth information regarding the names, ages and principal occupations of the current directors and/or nominees, other directorships held by them in certain companies and, if applicable, the length of their continuous service as a director of the Company:

                                                                           AGE AS
    DIRECTORS AND/OR                                                         OF   DIRECTOR
        NOMINEES               PRINCIPAL OCCUPATION AND DIRECTORSHIPS      4/1/97  SINCE
    ----------------           --------------------------------------      ------ --------
C. L. Watson............  Chairman of the Board and Chief Executive          47     1995
                          Officer of NGC
Thomas M. Matthews......  President of NGC                                   53       --
Stephen W. Bergstrom(1).  Senior Vice President of NGC and President of      39     1995
                          Natural Gas Clearinghouse
Stephen J. Brandon......  Executive Director of BG plc                       49     1996
David R. Varney.........  Chief Executive of BG plc                          50     1996
P. Nicholas Woollacott..  Managing Director, Downstream Investment, of BG    49     1996
                          plc
C. Kent Jespersen.......  Senior Vice President of NOVA and President of     51     1995
                          NOVA Gas International Ltd.
Jeffrey M. Lipton.......  President of NOVA; Director of NOVA, NOVA Gas      54     1995
                          Transmission, Ltd. and Methanex Corporation
Albert Terence Poole....  Senior Vice President and Chief Financial          54     1996
                          Officer of NOVA; Director of Methanex
                          Corporation
Darald W. Callahan......  Senior Vice President of Chevron Chemical          54     1996
                          Company
Donald L. Paul..........  Vice President, Technology & Environmental         50     1996
                          Affairs of Chevron Corporation
Peter J. Robertson......  Vice President of Chevron Corporation and          50     1996
                          President of Chevron U.S.A. Production Company
Daniel L. Dienstbier....  Private Investments                                56     1995
J. Otis Winters.........  Chairman, Pate, Winters & Stone, Inc.              64     1993
                          (consulting firm); Director of Liberty Bancorp,
                          Inc., Walden Residential Properties, Inc. and
                          AMX Corporation

--------
(1) Mr. Bergstrom is not standing for re-election as a Director at the Annual Meeting. The Company's Bylaws provide for an Advisory Director who is entitled to attend all meetings of the Board but may not vote on any matters before the Board. Mr. Bergstrom has been designated as an Advisory Director, effective as of the date of the Annual Meeting, following the election of Directors by the Stockholders.

  In addition to the principal occupations and directorships of the non-employee directors described above, certain of the named nominees were engaged or are engaged (as applicable) in the past five years in the principal occupations set forth below.

  C. L. WATSON serves as Chairman of the Board, Chief Executive Officer and a Director of NGC. He also served as President of NGC from March 1995 to December 1996. Mr. Watson served as Chairman and as a member of the Natural Gas Clearinghouse ("Clearinghouse") Management Committee from May 1989 through

March 1995, and as Chief Executive Officer and President of Clearinghouse from September 1985 through March 1995.

  THOMAS M. MATTHEWS joined the Company in December 1996 as President of NGC. Prior to his employment with NGC, Mr. Matthews was President and Chief Executive Officer of Texaco Natural Gas from January 1996 through November 1996 and a vice president of Texaco, Inc. from November 1993 through November 1996. Mr. Matthews also served as President of Texaco Refining and Marketing, Inc. from December 1993 through December 1995. He joined Texaco U.S.A. as Vice President-Gas in 1989. Prior to joining Texaco, Mr. Matthews spent 8 years with Tenneco as President of Tennessee Gas Pipeline Company and Executive Vice President of Tenneco Gas and also 16 years with Exxon in various domestic and international engineering, management and executive positions, having last served as Vice President--Exxon Gas.

  STEPHEN W. BERGSTROM serves as Senior Vice President and a Director of NGC and as President of Clearinghouse. He served as Executive Vice President of Clearinghouse and a member of the Clearinghouse Management Committee from May 1989 through March 1995. In addition, Mr. Bergstrom served as Senior Vice President--Gas Marketing and Supply of Clearinghouse from May 1987 through May 1990 and as Vice President--Gas Supply of Clearinghouse from July 1986 through May 1987. Prior to his employment with Clearinghouse, Mr. Bergstrom served as Vice President--Gas Supply of Enron Gas Marketing, a subsidiary of Enron Corporation.

  STEPHEN J. BRANDON has served as Executive Director of BG plc responsible for British Gas International Downstream since February 17, 1997. He served as Executive Director (Commercial) of British Gas plc from August 1995 to February 17, 1997. From 1987 through July 1995, Mr. Brandon was employed by General Electric Company where he served as Vice President responsible for Southeast Asian operations from 1993 through July 1995.

  DAVID R. VARNEY has served as Chief Executive of BG plc since February 17, 1997. He served as Executive Director of British Gas plc from June 1996 to February 17, 1997. From January 1996 to May 1996, Mr. Varney served as a Director of Shell International Petroleum Company. From December 1991 to December 1995, he served as Managing Director on the Board of Shell UK Ltd. During 1990 and until December 1991, Mr. Varney served as Head of Marketing, Branding and Product Development for Shell International Petroleum Company, Ltd.

  P. NICHOLAS WOOLLACOTT has served as Managing Director, Investment Downstream, of BG plc since February 17, 1997. He served as Managing Director (Power Generation and Investment) of British Gas plc from October 1994 to February 17, 1997. From January 1992 through September 1994, Mr. Woollacott was employed by Southern Electric plc where he served as Chief Executive Officer of Southern Electric Power Generation.

  C. KENT JESPERSEN has served as Senior Vice President of NOVA since September 1993. From June 1992 to September 1993, he served as Senior Vice President (Corporate Development) of NOVA's predecessor, NOVA Corporation of Alberta ("NOVA Alberta"). From 1989 to June 1992, Mr. Jespersen served as President of Foothills Pipe Lines Ltd. ("Foothills Pipe Lines"). He also served as Vice Chairman of Clearinghouse and as a member of the Clearinghouse Management Committee from January 1994 through March 1995.

  JEFFREY M. LIPTON has served as President of NOVA from September 1994 to the present, as Senior Vice President and Chief Financial Officer of NOVA from February 1994 to September 1994 and as Senior Vice President of Novacor Chemicals Inc., an indirect subsidiary of NOVA, from December 1993 to February 1994. Prior to joining NOVA in December 1993, Mr. Lipton served as Vice President (Corporate Plans) of E.I. du Pont de Nemours & Co. ("du Pont") from January 1993 to December 1993, and Vice President (Corporate Marketing and Continuous Improvement) of du Pont from October 1990 to January 1993. He also served as a member of the Clearinghouse Management Committee from January 1994 through March 1995.

  ALBERT TERENCE POOLE has served as Senior Vice President and Chief Financial Officer of NOVA since September 1994. Mr. Poole served as Senior Vice President, Corporate Development and Controller of NOVA from March 1994 through August 1994, and, from September 1993 to March 1994, Mr. Poole held the same position at NOVA Alberta. From 1988 to August 1993, Mr. Poole served as Vice President and Controller of NOVA Alberta.

  DARALD W. CALLAHAN has served as Senior Vice President of Chevron Chemical Company since October 1991 and served as President of Warren Petroleum Company, an unincorporated division of Chevron ("Warren"), from December 1987 through September 1991. Mr. Callahan has been employed by Chevron Corporation and its affiliates since 1964.

  DONALD L. PAUL has served as Vice President, Technology & Environmental Affairs of Chevron Corporation since September 1996. He served as President of Chevron Canada Resources from November 1994 through August 1996 and as President of Chevron Petroleum Technology Co. from August 1992 through October 1994. Prior thereto, he served as Vice President--Exploration Research and Development of Chevron Oil Field Research Company from September 1990 through July 1992. Mr. Paul has been employed by Chevron Corporation and its affiliates since 1975.

  PETER J. ROBERTSON has served as a Vice President of Chevron Corporation since September 1994 and as President of Chevron U.S.A. Production Company since March 1997. He served as Vice President, Strategic Planning and Quality of Chevron Corporation from October 1994 through September 1996. Mr. Robertson served as President of Warren from October 1991 through September 1994. Prior thereto, he served as Vice President--Finance of Chevron U.S.A. Production Company from October 1989 through September 1991. Mr. Robertson has been employed by Chevron Corporation and its affiliates since 1973.

  DANIEL L. DIENSTBIER has nearly 30 years of experience in the oil and gas industry. He served as President and Chief Operating Officer of American Oil & Gas Corp. from October 1993 through July 1994, President and Chief Operating Officer of Arkla, Inc. from July 1992 through October 1993 and President of Jule, Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries, from February 1991 through June 1992. Prior thereto, Mr. Dienstbier served as President and Chief Executive Officer of Dyco Petroleum Corp. and Executive Vice President of Diversified Energy from February 1989 through February 1991. In addition, he served as President of the Gas Pipeline Group of Enron Corp. from July 1985 through July 1988. Presently, Mr. Dienstbier is pursuing private investments. In the past, Mr. Dienstbier has served as a member on the board of directors of several public companies, including American Oil & Gas Corp., Arkla, Inc., Enron Corp. and Midwest Resources.

  J. OTIS WINTERS is a co-founder and the Chairman of Pate, Winters & Stone, Inc., a consulting firm, and has served in such position since 1990. Mr. Winters was formerly Executive Vice President and Director of the Williams Companies and Executive Vice President and Director of the First National Bank of Tulsa. He has also served as a member of the Board of Directors of several public companies.

  The Board of Directors recommends that stockholders vote "FOR" the election of the nominees to the Board of Directors.

STOCKHOLDERS AGREEMENT

  On August 31, 1996, NGC and Chevron consummated a strategic combination of NGC with substantially all of Chevron's midstream assets and entered into certain strategic alliances (the "Chevron Combination"). In connection with the Chevron Combination, BG Holding, NOVA Gas and Chevron entered into a Stockholders Agreement dated as of May 22, 1996, but effective August 31, 1996 (the "NGC Stockholders Agreement"). The parties to the NGC Stockholders Agreement have agreed to vote their Common Stock, subject to certain conditions, to cause the Board of Directors to consist of 13 directors to be nominated as follows: (i) each of the BG Group, NOVA Group and Chevron Group (as such terms are defined in the NGC Stockholders Agreement) may nominate (A) three directors as long as it remains a Class A Group (as defined below); (B) two directors as long as it remains a Class B Group (as defined below); and
(c) one director as long as it remains a Class C

Group (as defined below); (ii) two members shall be officers of NGC, the nomination of whom shall be as follows: (A) so long as his employment agreement so provides, the Chief Executive Officer of NGC (1) shall be a member of the NGC Board of Directors and (2) shall nominate another officer of NGC; (B) if the Chief Executive Officer is no longer required to be a member of the Board of Directors pursuant to his employment agreement, then two officers of NGC shall be nominated by the Board of Directors; (iii) two members shall be independent directors nominated by the Board of Directors; and (iv) all other members, if any, shall be nominated and elected in accordance with applicable law.

  Pursuant to the NGC Stockholders Agreement (i) a "Class A Group" is defined as a Group (as defined in the NGC Stockholders Agreement) that owns collectively at least 34,760,890 shares of Common Stock; (ii) a "Class B Group" is defined as a Group that owns collectively at least 23,173,926 shares of Common Stock but less than 34,760,890 shares of Common Stock, and (iii) a "Class C Group" is defined as a Group that owns collectively at least 11,586,963 shares of Common Stock but less than 23,173,926 shares of Common Stock. Currently, each of the BG Group, NOVA Group and Chevron Group is a Class A Group under the NGC Stockholders Agreement and therefore entitled to designate three directors to serve on the Board of Directors based on its ownership of Common Stock. The BG Group has designated Messrs. Stephen J. Brandon, David R. Varney and P. Nicholas Woollacott as directors of the Company. The NOVA Group has designated Messrs. C. Kent Jespersen, Jeffrey M. Lipton and Albert Terence Poole as directors of the Company. The Chevron Group has designated Messrs. Darald W. Callahan, Donald L. Paul and Peter J. Robertson as directors of the Company. The Chief Executive Officer of NGC has designated Messrs. C. L. Watson and Thomas M. Matthews as directors of the Company.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During 1996, the Company's Board of Directors held four meetings. Each director other than Mr. Varney attended at least 75% of the aggregate of the total number of meetings of the NGC Board of Directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board on which he served (during the periods that he served). The Company's Board of Directors currently has the following standing audit and compensation committees, and committees that perform similar functions as the foregoing:

  EXECUTIVE COMMITTEE. The Executive Committee, which is currently comprised of Messrs. Watson, Brandon, Jespersen and Robertson, met three times during 1996. The Executive Committee has been delegated the authority to approve any actions that the Board of Directors could approve, except to the extent restricted by law, the NGC Bylaws or the NGC Certificate of Incorporation.

  AUDIT COMMITTEE. The Audit Committee, which is currently comprised of Messrs. Dienstbier and Winters, met four times during 1996. The Audit Committee is responsible for meeting with the auditors, internal auditors and senior executives of the Company to review and inquire into matters affecting the financial reporting of the Company and recommending to the Board of Directors the auditors to be recommended for appointment at the annual stockholders meeting.

  COMPENSATION, CORPORATE GOVERNANCE AND HUMAN RESOURCES COMMITTEE. The Compensation, Corporate Governance and Human Resources Committee (the "Compensation Committee"), which is currently comprised of Messrs. Dienstbier, Brandon, Callahan, Lipton and Winters, met four times during 1996. The Compensation Committee reviews recommendations for the appointment of persons to senior executive positions, determines terms of employment and compensation and is responsible for the proper and orderly administration of the Company's retirement and savings plan (other than matters relating to the funding and investment of the plan's trust funds). This committee is also responsible for the compensation and governance of the Board of Directors and, subject to the rights of the parties to the NGC Stockholders Agreement and the Chief Executive Officer of NGC pursuant to the terms of his employment agreement, recommending to the Board of Directors nominees for election or appointment to the Board of Directors, as the case may be. In addition, this committee is responsible for maintaining an effective working relationship between the Board of Directors and management of the Company. During 1996, the Compensation Committee was responsible for recommending awards under the NGC Corporation Employee Equity Option Plan and the NGC Corporation Amended and Restated 1991 Stock Option Plan.

  OPTIONS COMMITTEE. In November 1996, the Board of Directors appointed an Options Committee, which is currently comprised of Messrs. Dienstbier and Winters. Beginning in 1997, the Options Committee will be responsible for recommending awards under the NGC Corporation Employee Equity Option Plan and the NGC Corporation Amended and Restated 1991 Stock Option Plan.

  The Company does not have a standing Nominating Committee.

COMPENSATION OF DIRECTORS

  Each non-employee director of NGC is paid an annual retainer of $22,000 plus $1,250 per board or committee meeting attended. In addition, each such director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the NGC Board of Directors or committees thereof. Each non-employee director also has the option to receive shares of Common Stock, in lieu of cash, in payment of their annual retainer and meeting fees pursuant to the terms of the NGC Corporation Non-Employee Director Compensation Plan. Each director or nominee for director of NGC, other than Messrs. Watson, Matthews and Bergstrom, is a non-employee director for purposes of such plan. The annual retainer and meeting fees payable to the BG Holding and Chevron representatives on the NGC Board of Directors are currently paid directly to BG Holding and Chevron, respectively.

  Effective January 1, 1997, the Chairman of the Audit Committee and the Chairman of the Compensation Committee will each be paid an annual retainer of $16,000 as well as a committee meeting fee of $3,000 for each meeting of the Audit Committee and Compensation Committee that they chair. Such amounts are in addition to the annual retainer and board or committee fees described above. Messrs. Winters and Dienstbier are currently the respective chairmen of the Audit Committee and Compensation Committee.

CERTAIN TRANSACTIONS AND OTHER MATTERS

  For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with
Section 16(a) of the Securities Exchange Act of 1934, see "Executive Compensation--Employment Agreements," "--Certain Relationships and Related Transactions," "--Indebtedness of Management," and "--Section 16(a) Beneficial Ownership Reporting Compliance."

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation earned by the individual who serves as NGC's Chief Executive Officer and the four most highly compensated persons of NGC at the end of 1996 (the "Named Executive Officers") in combined salary and bonus earned in 1996, as well as amounts earned by or awarded to such individuals for services rendered in all capacities to NGC or Clearinghouse, as the case may be, during 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                      ANNUAL COMPENSATION                         AWARDS
                                           --------------------------------------------------- ------------
                                                                                                  SHARES
                                                                                                UNDERLYING
                                           FISCAL                               OTHER ANNUAL      STOCK         ALL OTHER
   NAME AND POSITION                        YEAR   SALARY       BONUS          COMPENSATION(1)   OPTIONS     COMPENSATION(2)
   -----------------                       ------ --------    ----------       --------------- ------------  ---------------
Charles L. Watson......                     1996  $609,612    $2,518,018(3)          --          456,748(3)      $68,461
 Chairman of the Board and Chief            1995  $600,600    $1,993,600(4)          --              --          $69,620
 Executive Officer of NGC Corporation                         $  116,703(5)
                                            1994  $581,400    $1,993,600(4)          --              --          $70,022
                                                              $1,076,000(6)
Stephen W. Bergstrom...                     1996  $304,812    $  509,009(3)          --          185,749(3)      $37,981
 Senior Vice President of NGC               1995  $300,312    $  483,400(4)          --              --          $31,763
 Corporation and President of                                 $   76,000(5)
 Clearinghouse                              1994  $288,850    $  483,000(4)          --              --          $33,484
                                                              $  253,000(6)
Kenneth E. Randolph....                     1996  $242,904    $  267,074(4)          --           27,090         $31,790
 Senior Vice President, General             1995  $227,100    $  104,200(4)          --           26,620         $23,543
 Counsel and Secretary of NGC Corporation   1994  $209,478    $   81,600(4)          --              --          $23,670
                                                              $   75,000(6)
H. Keith Kaelber.......                     1996  $236,004    $  216,660(4)          --              --          $22,500
 Senior Vice President and Chief            1995  $212,004    $  118,000(4)          --           25,062         $25,140
 Financial Officer of NGC Corporation       1994  $194,065    $   97,992(4)          --              --          $26,829
                                                              $   75,000(6)
Stephen A. Furbacher...                     1996  $151,447(7) $  127,000(4)(7)       --           62,090         $42,231
 Senior Vice President of NGC               1995       --             --             --              --              --
 Corporation and President of Warren        1994       --             --             --              --              --
 Petroleum Company, Limited Partnership
Thomas M. Matthews.....                     1996  $ 50,000(8)         --(8)          --           59,802         $ 7,500
 President of NGC Corporation               1995       --             --             --              --              --
                                            1994       --             --             --              --              --

--------
(1) No Named Executive Officer received perquisites that exceeded the lesser of either $50,000, or 10% of total annual salary and bonus.
(2) During 1996, 1995 and 1994, respectively, Messrs. Watson, Bergstrom, Randolph, Kaelber, Furbacher and Matthews received company contributions to their respective savings plan accounts of $22,500,$22,500, $22,500, $22,500, $22,292 and $7,500, respectively, $20,490, $20,490, $17,760,
    $20,490, $0 and $0, respectively, and $13,765, $18,542, $15,945, $20,490,
    $0 and $0, respectively. During 1996, 1995 and 1994 respectively, Messrs. Watson, Bergstrom, Randolph, Kaelber, Furbacher and Matthews received excess savings plan payments of $45,961, $15,481, $9,290, $0, $0 and $0, respectively, $33,795, $11,273, $5,783, $4,650, $0 and $0, respectively, and $31,950, $10,414, $4,461, $3,305, $0 and $0, respectively. During
    1994, Messrs. Watson, Bergstrom, Randolph and Kaelber received service premiums of $8,972, $4,528, $3,264 and $3,034, respectively. No service premiums were paid in 1996 or 1995. A life insurance premium of $15,335 was paid by Clearinghouse, or NGC, as the case may be, on Mr. Watson's behalf in each of 1995 and 1994. No life insurance premium was paid on Mr. Watson's behalf in 1996. In 1996, relocation expenses in the amount of $19,939 were paid on Mr. Furbacher's behalf.
(3) Messrs. Watson and Bergstrom's respective employment agreements entitle them to certain guaranteed bonus amounts under the Company's Above Base Incentive Compensation Plan (the "ABIC Plan") based on the operating profits of the Company. See "--Employment Agreements" for a description of Messrs. Watson and Bergstrom's employment agreements. Messrs. Watson and Bergstrom's bonus awards for 1996, as determined under their respective employment agreements and the ABIC Plan, were $6,927,000 and $1,716,750, respectively. Of such bonus amounts, Mr. Watson elected to receive $2,500,000 in cash and $4,427,000 in the form of 220,008 stock options with an exercise price of $2.028 per share, and Mr. Bergstrom elected to receive $500,000 in cash and $1,216,750
                                        (Footnotes continued on following page)
    in the form of 60,469 stock options with an exercise price of $2.028 per share. The number of stock options awarded to Messrs. Watson and Bergstrom in lieu of a portion of their December 1996 bonus awards was determined based on a fair market value of $22.15 per share, which was equal to the average closing price of the Company's Common Stock for the month of December 1996. See "--Stock Option Grants" and "--Compensation Committee Report on Executive Compensation." Bonus amounts also include a mid-year bonus equal to 3% of the Named Executive Officer's base salary at July 1, 1996, which was also paid to all employees of NGC. Messrs. Watson and Bergstrom's July 1996 bonus amounts were $18,018 and $9,009, respectively.
(4) Bonus awards were based on the provisions of the ABIC Plan. Mr.
    Furbacher's 1996 bonus was also subject to the guaranteed bonus provision of Mr. Furbacher's employment agreement. See "--Employment Agreements" for a description of Mr. Furbacher's employment agreement. Bonus amounts for 1996 also include a mid-year bonus equal to 3% of the Named Executive Officer's base salary at July 1, 1996, which was also paid to all employees of NGC. Messrs. Randolph, Kaelber and Furbacher's July 1996 bonus amounts were $7,074, $6,660 and $0, respectively. Bonuses shown for 1996 for Messrs. Randolph, Kaelber and Furbacher also include bonus amounts of $35,000, $35,000 and $10,000, respectively, that relate to bonuses that were approved by the Board of Directors to be paid in 1996 to certain employees, including such Named Executive Officers, who were involved with the Chevron Combination.
(5) Bonus awarded in 1995, paid in 1996.
(6) Bonus awarded in 1994 to be paid in equal installments in 1995 and 1996.
(7) Mr. Furbacher's employment agreement entitles him to a base salary of $250,000 per year and a minimum guaranteed bonus of $100,000 per year. Mr. Furbacher became employed by the Company on May 22, 1996. See "-- Employment Agreements."
(8) Mr. Matthews' employment agreement entitles him to receive a base salary of $600,000 per year and a minimum guaranteed bonus of $300,000 per year. Mr. Matthews became employed by the Company on December 1, 1996. See "-- Employment Agreements."

STOCK OPTION GRANTS

  The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 1996 under the NGC Corporation Employee Equity Option Plan (the "EEP") and/or the NGC Corporation Amended and Restated 1991 Stock Option Plan (the "Stock Option Plan").

                                         INDIVIDUAL GRANTS
                         ------------------------------------------------------- ---------------------------------
                         NUMBER OF     % TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                         SECURITIES   GRANTED TO           MARKET                  ASSUMED ANNUAL RATE OF STOCK
                         UNDERLYING   EMPLOYEES  EXERCISE PRICE ON                 PRICE APPRECIATION FOR OPTION
                          OPTIONS     IN FISCAL   PRICE     DATE      EXPIRATION               TERM
          NAME            GRANTED        1996    $/SHARE  OF GRANT       DATE        0%         5%         10%
          ----           ----------   ---------- -------- --------    ---------- ---------- ---------- -----------
Charles L. Watson.......  125,000        7.2%     $2.028  $ 16.25      07/19/06  $1,777,750 $3,055,192 $ 5,015,039
                          220,008(1)    12.8%     $2.028  $ 22.15(1)   11/19/06  $4,427,000 $7,491,716 $12,193,590
                          111,740        6.5%     $18.75  $ 18.75      11/19/06          -- $1,317,613 $ 3,339,090
Stephen W. Bergstrom....   75,000        4.4%     $ 2.13  $ 18.75      11/19/06  $1,246,500 $2,130,883 $ 3,487,700
                           60,469(1)     3.5%     $2.028  $ 22.15(1)   11/19/06  $1,216,757 $2,059,091 $ 3,351,397
                           50,280        2.9%     $18.75  $ 18.75      11/19/06          -- $  592,890 $ 1,502,501
Kenneth E. Randolph.....   27,090        1.6%     $18.75  $ 18.75      11/19/06          -- $  319,439 $   809,522
H. Keith Kaelber........       --          --         --       --            --          --         --          --
Stephen A. Furbacher....   27,090        1.6%     $18.75  $ 18.75      11/19/06          -- $  319,439 $   809,522
                           35,000        2.0%     $ 2.13  $15.875      05/23/06  $  481,075 $  830,505 $ 1,366,598
Thomas M. Matthews......   59,802        3.5%     $2.028  $ 18.75      12/01/06  $1,000,009 $1,705,181 $ 2,787,053

--------
(1) Options awarded to Messrs. Watson and Bergstrom, at their election, in lieu of a portion of their December 1996 bonus. The number of options awarded to Messrs. Watson and Bergstrom was determined based on a fair market value of $22.15 per share, which was equal to the average closing price of the Company's Common Stock for the month of December 1996. See "Executive Compensation--Summary Compensation Table" and "--Compensation Committee Report on Executive Compensation."

OPTION EXERCISES AND YEAR END VALUE TABLE

  The following table sets forth for the Named Executive Officers information regarding options held by them at December 31, 1996.

                                                  NUMBER OF SHARES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                  STOCK OPTIONS OR            IN-THE-MONEY
                           SHARES                 EQUITY OPTIONS AT         STOCK OPTIONS AT
                          ACQUIRED                DECEMBER 31, 1996       DECEMBER 31, 1996(1)
                         ON EXERCISE  VALUE   ------------------------- -------------------------
                         OF OPTIONS  REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ----------- -------- ----------- ------------- ----------- -------------
Charles L. Watson.......      --        --          --      2,195,466          --    $44,723,663
Stephen W. Bergstrom....      --        --          --        185,749          --    $ 3,093,533
Kenneth E. Randolph.....      --        --       8,873         44,837    $123,113    $   368,145
H. Keith Kaelber........      --        --       8,354       306,5832    $115,912    $ 6,383,551(2)
Stephen A. Furbacher....      --        --          --         62,090          --    $   861,105
Thomas M. Matthews......      --        --          --         59,802          --    $ 1,269,118

--------
(1) Value based on the closing price of $23.25 on the New York Stock Exchange--Composite Tape for NGC Common Stock on December 31, 1996.
(2) Mr. Kaelber retired on January 31, 1997. On such date, he exercised the 8,354 stock options that were then exercisable. Based upon the closing price of $21.50 on the New York Stock Exchange Composite Tape on January 31, 1997, Mr. Kaelber realized $101,292 upon the exercise of such stock options. The remainder of Mr. Kaelber's stock options were forfeited in accordance with the terms of the respective stock option plans under which they were granted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon review of the copies of such forms furnished to the Company, or upon written representations that no Form 5's were required, the Company believes that all persons subject to these reporting requirements filed the required reports on a timely basis, except that Mr. Lipton's August 1996 Form 4 filing, which reported shares of Common Stock acquired by Mr. Lipton's wife prior to their August 1996 marriage, was filed in March 1997, and BG Holding's November 1996 Form 4 filing, which reported a November 1996 private purchase of Common Stock, was filed in January 1997. Such filings were not made on a timely basis.

INDEBTEDNESS OF MANAGEMENT

  NGC entered into an employment and non-competition agreement with Mark L. Hazelwood, dated as of March 15, 1996, but effective for all purposes as of April 15, 1996. Pursuant to this agreement, NGC agreed to employ Mr. Hazelwood as a Senior Vice President of NGC and President of NGC Global Energy Services, Inc. In connection with Mr. Hazelwood's relocation and the purchase of a home in Houston, NGC loaned Mr. Hazelwood $167,000 at 6% interest. The largest aggregate amount of such indebtedness outstanding during 1996, including interest, was $167,771, all of which had been repaid by Mr. Hazelwood as of December 31, 1996. Mr. Hazelwood resigned from the Company in September 1996.

  NGC entered into an employment and non-competition agreement with Stephen A. Furbacher, dated as of April 2, 1996, but effective for all purposes as of May 22, 1996. Pursuant to this agreement, NGC agreed to employ Mr. Furbacher as a Senior Vice President of NGC and as President of Warren Petroleum Company, Limited Partnership. In connection with Mr. Furbacher's relocation and the purchase of a home in Houston, NGC loaned Mr. Furbacher $100,000 at 6% interest, to be repaid on the earlier to occur of the sale of his Tulsa home or March 31, 1997. The largest aggregate amount of such indebtedness outstanding during 1996, including interest, was $102,250, all of which had been repaid by Mr. Furbacher as of December 31, 1996. See "-- Employment Agreements."

  Other than Messrs. Hazelwood and Furbacher, no director, executive officer, nominee for election as a director or five percent stockholder was indebted to NGC for an amount exceeding $60,000 during 1996.

EMPLOYMENT AGREEMENTS

  C. L. WATSON EMPLOYMENT AGREEMENT. Clearinghouse entered into an employment and non-competition agreement with C. L. Watson, dated as of May 19, 1992, pursuant to which Clearinghouse agreed to employ Mr. Watson as Chairman, Chief Executive Officer and President of Clearinghouse. Mr. Watson is currently employed as Chairman and Chief Executive Officer of the Company. Mr. Watson's agreement provides for (i) a five-year primary term expiring on May 19, 1997 and (ii) a non-compete term of two years beyond the termination of the agreement prohibiting Mr. Watson from engaging in any business in competition with the Company. The agreement also places certain restrictions upon Mr. Watson's ability to communicate confidential information concerning the Company to third parties.

  Mr. Watson's employment agreement entitles him to receive a base salary of $456,790, subject to increase as determined by the Compensation Committee. As of December 31, 1996, Mr. Watson's annual base salary was $618,618. Mr. Watson is also entitled to certain guaranteed bonus amounts under the NGC Corporation Above Base Incentive Compensation Plan (the "ABIC Plan") based on the operating profits of the Company. Upon termination of the ABIC Plan in May 1997, Mr. Watson's bonus amounts will be determined under the NGC Corporation Incentive Compensation Plan (the "Incentive Compensation Plan"), which will become effective in fiscal 1997. In addition, Mr. Watson is entitled to participate in the NGC Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"), the EEP and the Stock Option Plan. Mr. Watson also has certain rights to participate (up to 10%) in investment opportunities of the Company on such terms as Mr. Watson and the Company shall agree upon. If Mr. Watson is terminated without cause prior to May 19, 1997, he is entitled to receive 2.99 times the average of his annual base salary and ABIC Plan bonus over the three calendar years preceding the calendar year in which he is terminated.

  Mr. Watson and the Company are currently negotiating a new five-year employment agreement.

  STEPHEN W. BERGSTROM EMPLOYMENT AGREEMENT. Clearinghouse entered into an employment and non-competition agreement with Stephen W. Bergstrom, dated as of May 19, 1992, pursuant to which Clearinghouse agreed to employ Mr. Bergstrom as Executive Vice President of Clearinghouse. Mr. Bergstrom is currently employed as Senior Vice President of the Company and President of Clearinghouse. Mr. Bergstrom's employment agreement provides for (i) a five-year primary term expiring on May 19, 1997 and (ii) a non-compete term of two years beyond the termination of the agreement prohibiting him from engaging in any business in competition with the Company. The agreement also places certain restrictions upon Mr. Bergstrom's ability to communicate confidential information concerning NGC to third parties.

  Mr. Bergstrom's employment agreement entitles him to receive a base salary of $248,620, subject to increase as determined by the Compensation Committee. As of December 31, 1996, Mr. Bergstrom's annual base salary was $309,309. Mr. Bergstrom is also entitled to certain guaranteed bonus amounts under the ABIC Plan based on the operating profits of the Company. Upon termination of the ABIC Plan in May 1997, Mr. Bergstrom's bonus amounts will be determined under the Incentive Compensation Plan. In addition, Mr. Bergstrom is entitled to participate in the Deferred Compensation Plan, the EEP and the Stock Option Plan. If Mr. Bergstrom is terminated without cause prior to May 19, 1997, he is entitled to receive 2.99 times the average of his annual base salary and ABIC Plan bonus over the three calendar years preceding the calendar year in which he is terminated.

  Mr. Bergstrom and the Company are currently negotiating a new three-year employment agreement.

  STEPHEN A. FURBACHER EMPLOYMENT AGREEMENT. NGC entered into an employment and non-competition agreement with Stephen A. Furbacher, dated as of April 2, 1996, but effective for all purposes as of May 22, 1996 (the date of signing of the Combination Agreement and Plan of Merger relating to the Chevron

Combination). Pursuant to his employment agreement, NGC agreed to employ Mr. Furbacher as a Senior Vice President of NGC, and, upon consummation of the Chevron Combination, as President of Warren Petroleum. Mr. Furbacher's agreement provides for (i) a five year primary term expiring on May 22, 2001 and (ii) a non-compete term of two years beyond the termination of the agreement prohibiting Mr. Furbacher from engaging in any business in competition with NGC. The agreement also places certain restrictions upon Mr. Furbacher's ability to communicate confidential information concerning NGC to third parties.

  Mr. Furbacher's employment agreement entitles him to receives a base salary of $250,000, subject to increase as determined by the Compensation Committee. Mr. Furbacher is also entitled to a certain guaranteed bonus of $100,000 per annum during the five year primary term of his employment agreement. Thereafter, there is no guaranteed bonus amount. In addition, Mr. Furbacher is entitled to $1,500,000 as additional compensation in the form of equity or cash during the term of the agreement reduced by any base salary or bonus received in excess of the base salary and guaranteed bonus. Upon termination of the ABIC Plan in May 1997, Mr. Furbacher's bonus amounts will be determined under the Incentive Compensation Plan. Mr. Furbacher is also entitled to participate in the Deferred Compensation Plan, the EEP and the Stock Option Plan. If Mr. Furbacher is terminated without cause prior to May 22, 2001, he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term or two years from the date of termination, whichever is shorter.

  Mr. Furbacher's employment agreement also provides that NGC shall pay Mr. Furbacher the difference between the purchase price of his Houston home and the net proceeds to him from the sale of his Tulsa home, with the amount of such payment not to exceed $50,000. In addition, NGC agreed to provide Mr. Furbacher with a bridge loan of up to $100,000, to be repaid with interest computed at 6% per annum on the earlier to occur of the sale of his Tulsa home or March 31, 1997. See "--Indebtedness of Management."

  THOMAS M. MATTHEWS EMPLOYMENT AGREEMENT. NGC entered into an employment and non-competition agreement with Thomas M. Matthews, dated November 15, 1996, but effective for all purposes as of December 1, 1996, pursuant to which NGC agreed to employ Mr. Matthews as President of NGC Corporation. Mr. Matthews' employment agreement provides for (i) a five-year primary term expiring on December 1, 2001 and (ii) a non-compete term of two years beyond the termination of the agreement prohibiting Mr. Matthews from engaging in any business in competition with NGC. The agreement also places certain restrictions upon Mr. Matthews' ability to communicate confidential information concerning NGC to third parties.

  Mr. Matthews' employment agreement entitles him to receive a base salary of $600,000, subject to increase as determined by the Compensation Committee. Mr. Matthews is also entitled to receive a guaranteed bonus of at least $300,000 per annum during the five year primary term of his employment agreement. Beginning in 1997, Mr. Matthews' bonus amounts will be determined under the Incentive Compensation Plan. In addition, Mr. Matthews is entitled to participate in the Deferred Compensation Plan, the EEP and Stock Option Plan. The Company also agreed to pay an additional $5,000 on Mr. Matthews' behalf to provide him with additional life insurance and disability coverage in excess of that provided under NGC's standard benefit plans. If Mr. Matthews is terminated due to "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation or discharge for cause prior to December 1, 2001, (i) he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term, or two years from the date of termination, whichever is later, and (ii) any employee stock options granted to him during the term of his employment agreement shall become vested as of the date of such termination, but only up to the percentage that would have been vested as of the end of the term of his agreement.

  Mr. Matthews' employment agreement also provides for an initial grant of discounted stock options under the EEP with an immediate in-the-money value of $1,000,000. Mr. Matthews received options to purchase 59,802 Common Stock with an exercise price of $2.028 per share on December 1, 1996. See "--Stock Option Grants." In addition, Mr. Matthews' employment agreement provides that he is to receive market value stock option grants under the Stock Option Plan during each year of his employment agreement with a projected value of $1,000,000 (assuming a 15% annual growth rate in the price of NGC's Common Stock).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Compensation decisions for executive officers of the Company in 1996 were made by the Compensation Committee of NGC. The base compensation of each of Messrs. Watson, Bergstrom, Furbacher and Matthews was established pursuant to the terms of their respective employment agreements. See "--Employment Agreements."

  During 1996, the NGC Compensation Committee was comprised of Messrs. Brandon, Callahan, Cottrell, Dienstbier, Lipton and Winters. Messrs. Brandon, Callahan, Cottrell, Dienstbier, Lipton and Winters have never been officers or employees of the Company. Mr. Lipton serves as President of NOVA, Mr. Brandon serves as Executive Director of BG plc and Mr. Callahan serves as Senior Vice President of Chevron Chemical Company. During his tenure on the Compensation Committee, Mr. Cottrell served as Managing Director (Global Gas) of British Gas plc. Affiliates of each of NOVA and BG plc, and Chevron, are the three largest stockholders of NGC. NGC has engaged in various transactions with NOVA, BG plc and Chevron and their respective affiliates as described below.

  BUSINESS RELATIONSHIPS WITH NOVA; NOVA'S OTHER GAS SERVICE BUSINESSES. Various business relationships between NOVA and NGC, together with NOVA's operations as a major natural gas services company, may present conflicts of interest as NOVA and NGC each pursue business opportunities.

  JOINT VENTURE. In February 1994, Clearinghouse, through its wholly owned subsidiary NGC Canada, Inc. ("NGC Canada"), and NOVA Gas International Ltd. ("NOVA Gas Ltd.") formed Novagas Clearinghouse Ltd. ("NCL") to market, exchange, gather, process, purchase, sell, transport and store natural gas and natural gas liquids ("NGLs") in Canada. NCL's gas sales currently exceed 3.5 billion cubic feet per day ("MMcfd").

  NOVA Gas Ltd. owns an approximate 50.02% equity interest in NCL. NOVA Gas Ltd. is a limited partner of NCL, directly owning a 49% limited partnership interest, and also owns 51% of the voting stock of NCL's general partner, Novagas Clearinghouse Ltd. (The "NCL general partner"), which owns a 2% general partnership interest in NCL and is responsible for the management and control of partnership interests in NCL. The Company and NOVA Gas Ltd. have equal control over the management of the NCL general partner.

  In June 1995, NCL acquired Pan-Alberta Gas Ltd. ("Pan-Alberta"), which, in recent years, had been a significant supplier of natural gas to the Company. The Company and Pan-Alberta have entered into an agreement pursuant to which the Company markets certain volumes of gas sourced by Pan-Alberta into West Coast markets. The Company shares in the proceeds of such sales above certain benchmarks.

  During 1995, a subsidiary of the Company entered into an agreement with NCL pursuant to which the Company provides NCL and its affiliates natural gas marketing and risk management services. The Company receives a fee per MMBtu if certain benchmarks are met. The Company received no fees under this agreement in 1996.

  During the fiscal year ended December 31, 1996, neither the Company nor NOVA Gas Ltd. invested additional funds in NCL. Although the Company and NOVA Gas Ltd. have no legal commitments to provide future funding to NCL, NCL is pursuing other investment opportunities, some of which may result in the Company and NOVA Gas Ltd. making additional contributions. For the year ended December 31, 1996, NCL generated net income (net to the Company's equity interest) of approximately $3.6 million.

  NCL has entered into service agreements with each of the Company, NOVA and subsidiaries of NOVA under which each will provide administrative services to NCL on an arm's-length fee or on a cost recovery basis. NCL sells approximately 183,000 MMBtu of gas per day to the Company at market responsive prices.

  In October 1996, the Company and NOVA announced their intention to restructure the companies' Canadian natural gas operations. Under the agreement, NGC will assume full control of NCL's gas and gas liquids marketing business. NGC and NOVA will pursue separate midstream asset businesses in Canada, with

NOVA assuming full ownership of NCL's existing gathering and processing business. This restructuring may also result in amendments to or termination of various agreements between NCL and the Company or NOVA, including their respective affiliates. NOVA will also own 100 percent of Pan-Alberta, which is currently a subsidiary of NCL. NGC will operate its Canadian operations under the name of NGC Canada, Inc. The transaction is expected to close by April 30, 1997.

  OTHER NOVA BUSINESSES. NOVA, through its subsidiaries, joint ventures and other affiliates, is a major international gas services company that engages in the transmission, gathering, processing, storage and marketing of natural gas, together with related activities. NOVA's natural gas transportation operations currently include its 13,500-mile Alberta pipeline system, which collects and transports gas for use in Alberta and for delivery to connecting pipeline systems for export to eastern Canada and the United States. In 1996, this system transported 4.4 trillion cubic feet of natural gas. NOVA also owns 50% of the Foothills pipeline system which transports up to 2.6 billion cubic feet per day of Western Canadian natural gas to major markets in the United States. NOVA also produces and markets various petrochemicals in Canada and the United States. NOVA purchases large amounts of petroleum products, natural gas and NGLs as fuel or feedstock for its petrochemical operations. Further, NOVA engages in NGL extraction, transportation, storage, marketing and related activities.

  These operations and NOVA's pursuit of additional gas services opportunities overlap with the Company's operations and strategy. There are no contractual limits on NOVA's ability to compete with the Company. Under the terms of the NGC Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that are or may be competitive with the activities of NGC and that, to the fullest extent permitted by law, nothing in the NGC Stockholders Agreement will limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of NGC. Accordingly, conflicts of interest may arise between NOVA and NGC as they each pursue natural gas services business opportunities. These conflicts may be resolved in favor of NOVA.

  BUSINESS RELATIONSHIPS WITH BG PLC; CENTRICA PLC; OTHER BG PLC, CENTRICA PLC GAS SERVICE BUSINESSES. On February 17, 1997, British Gas plc ("British Gas") completed a restructuring with Centrica plc ("Centrica") being demerged from British Gas, the latter being renamed BG plc ("BG"). BG is the parent corporation of BG Holding, which is the record holder of NGC Common Stock. Centrica owns British Gas's former interests in the Accord Energy Limited joint venture with NGC. Various business relationships between BG, Centrica and the Company, together with BG's and Centrica's operations as major natural gas service companies, may present conflicts of interest as BG, Centrica and NGC each separately pursues business opportunities.

  Accord. Centrica owns 51% of Accord Energy Limited ("Accord") and the Company owns 49%, although the Company has equal control over the management of Accord. In the near term, Accord's primary focus is marketing gas in the short-term market (less than three years) in the United Kingdom. Accord currently purchases a portion of Centrica's exploration and production division's equity crude oil. In the medium-to-longer term, Accord's business plan calls for it to be a competitive multi-fuel entity, marketing and trading energy products, including natural gas, liquefied natural gas, NGLs, crude oil, fuel oil, electricity and liquefied petroleum gases, all supported through utilizing financial instruments, to customers in the United Kingdom and Europe.

  Effective March 2, 1997, Centrica and the Company signed an agreement in which they stated their intent to restructure Accord by converting certain common stock interests in Accord to participating preferred stock interests. After closing, which is expected to occur in the second quarter of 1997, Centrica and the Company will own 75% and 25%, respectively, of the participating preferred stock of Accord. The participating preferred stock will have (a) the right to receive cumulative dividends on a priority to other corporate distributions by Accord, and (b) limited voting rights. In addition, Centrica will have the option to purchase the Company's participating preferred stock at any time after July 1, 2000, and the Company will have the right to acquire Centrica's participating preferred stock during the period January 1, 2001 through March 1, 2001, at a formula based price as described in the agreement. The restructuring is contingent upon certain U.K. regulatory approval.

  Although the Company and Centrica have no legal commitments to provide future funding to Accord, Accord is pursuing other investment opportunities some of which may result in the Company and Centrica making additional contributions. For the year ended December 31, 1996, Accord generated net income (net to the Company's equity interest) of approximately $17.1 million.

  Other BG, Centrica Businesses. BG through its subsidiaries and affiliates, is a major international gas services company that engages in energy-related activities, including the transmission, gathering, processing, storing and marketing of natural gas and related activities. Centrica markets gas in the United Kingdom. These operations and BG's and Centrica's pursuit of additional opportunities overlap with the Company's operations and strategy. There are no contractual limits on BG's or Centrica's ability to compete with the Company. Under the terms of the NGC Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that may be competitive with the activities of NGC and that, to the fullest extent permitted by law, nothing in the NGC Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of NGC. Accordingly, conflicts of interest may arise between BG, Centrica and NGC as they each pursue business opportunities. These conflicts may be resolved in favor of BG or Centrica.

  Business Relationships with Chevron; Chevron's Other Businesses. Various business relationships between Chevron and NGC, together with Chevron's operations as a major vertically integrated energy company, may present conflicts of interest as Chevron and NGC each pursue business opportunities. These conflicts may be resolved in favor of Chevron.

  Ancillary Agreements and Strategic Alliances Contemplated by the Combination. In connection with the Chevron Combination, NGC and Chevron, or affiliates thereof, entered into certain supply, sales and service agreements pursuant to which, among other things, NGC has the right to (i) purchase and/or market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and feedstock to Chevron refineries and Chevron Chemical plants in the United States and (ii) participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities. From September 1, 1996 through December 31, 1996, NGC purchased $956.3 million of natural gas and natural gas liquids produced or controlled by Chevron and sold $283.4 million of natural gas and natural gas liquids to Chevron refineries and Chevron Chemical plants in the United States.

  In December 1996, NGC, through its wholly owned subsidiary Warren Petroleum Company, Limited Partnership ("Warren"), entered into a partnership agreement with Chevron and an affiliate of Chevron to own, operate and expand a gas processing, fractionation and gas gathering system situated near Venice, Louisiana. Warren owns a 37% partnership interest in such system.

  Other Chevron Business. Chevron Corporation, the parent company of Chevron, is a major vertically integrated oil and gas company and is the sixth largest oil and gas company (by revenues) in the world. Chevron Corporation, through its subsidiaries, affiliates and joint ventures, is involved in exploration and production of oil and gas, gas gathering, gas and NGL transportation, and storage, refining and distribution (wholesale and retail).

  Accordingly, Chevron Corporation's present operation and its pursuit of additional gas services opportunities overlap with NGC's operations and strategy. There are no contractual limits on Chevron Corporation's ability to compete with NGC. Under the terms of the NGC Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that are or may be competitive with the activities of NGC and that, to the fullest extent permitted by law, nothing in the NGC Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of NGC. Accordingly, conflicts of interest may arise between Chevron Corporation and its affiliates and NGC as they each pursue nature gas services business opportunities. These conflicts may be resolved in favor of Chevron Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  NGC's executive compensation program was designed to help NGC attract, motivate and retain the executive resources that NGC needs in order to maximize its return to stockholders. NGC attempts to provide its executives with a total compensation package that at expected levels of performance is competitive with those provided to executives who hold comparable positions or have similar qualifications in other organizations of NGC's size. To meet this overall objective, NGC's executive compensation program was structured and implemented by the Compensation Committee to provide competitive compensation opportunities and various incentive award payments based on company and personal performance. The fundamental philosophy is to relate the amount of compensation "at risk" for an executive directly to his or her contributions to the Company's success in achieving superior performance objectives.

  During 1996, NGC's executive compensation program consisted of three main components: 1) base salary; 2) potential for an annual bonus based on overall company performance as well as individual performance; and 3) the opportunity to earn stock-based incentives which were intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at risk" portion of the compensation program. Mr. Watson's employment agreement contains a provision for incentive compensation payments through Mr. Watson's participation in the Company's ABIC Plan. Such payments are based on the Company's profitability. Accordingly, Mr. Watson's annual bonus opportunity is "at risk."

  Base Salary. The amount of each NGC executive officer's base salary was a function of such executive officer's position and individual experience and performance. Each executive officer's individual performance was measured against expectations related to such executive officer's attainment of predetermined goals. With respect to base salary, the Compensation Committee's philosophy was to link merit increases to achievement of the Company's business goals and to measure such merit increases against that of a broad group of energy industry companies of similar size.

  Each year, the Compensation Committee meets to review and discuss industry survey data regarding general merit increases in order to determine base salary increases for the Company's executive officers. In order to determine merit increases in 1996, the Compensation Committee used national data for executives and exempt personnel. For fiscal year 1996, the Compensation Committee approved merit increases of 3% for executive officers, which approximated the merit increases for the Company's compensation peer group as reflected in the national data reviewed by the Compensation Committee. The Compensation Committee also approved additional competitive adjustments to the base salaries of certain executive officers based upon the national data reviewed.

  Bonus Payments. During 1996, the Company's mechanism for awarding annual bonuses was the ABIC Plan, which provides for incentive payments to all employees of the Company, the amounts of which are determined in the discretion of the President of the Company, subject to the prior approval of the NGC Compensation Committee. Under the ABIC Plan, incentive bonuses are granted for each of the calendar years 1994 through 1996 and for the period commencing on January 1, 1997 and ending on May 18, 1997. Each of such four periods is an "Incentive Period." For each Incentive Period, the "Incentive Pool" out of which payments are made is, in general, an amount equal to the "Applicable Percentage" (which ranges from 10% to 15% as defined in the ABIC
Plan) of the Operating Profit (as defined in the ABIC Plan) for such Incentive Period, subject to adjustment. The NGC Compensation Committee determines the amount of the Incentive Pool relating to a particular Incentive Period. A portion of the projected Incentive Pool for an Incentive Period may be distributed during that Incentive Period under the terms of the plan. As soon as administratively feasible after the amount of the Incentive Pool for an Incentive Period has been finally determined, the Company distributes the difference, if any, between such amount and the sum of the payments that have already been made during, and with respect to, that Incentive Period. A participant in the Deferred Compensation Plan may elect pursuant to such plan to defer all or a portion of his allocation of his incentive payments made under the ABIC Plan. In such case, any amount so deferred is held and paid in accordance with the terms and provisions of the Deferred Compensation Plan. The ABIC Plan will terminate after the Incentive Period ending on May 18, 1997. Beginning in 1997, incentive payments for all employees of NGC will be determined under the Incentive Compensation Plan, which was adopted by the NGC Board of Directors in November 1996.

  Stock Option Grants. The Company has the EEP and the Stock Option Plan for certain key employees, including executive officers. The purpose of these plans is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to increase their efforts on the Company's behalf. Levels for stock option grants are established based on an employee's position and performance. During 1996, stock option grants were awarded to Messrs. Watson, Bergstrom, Randolph, Furbacher and Matthews. See "Executive Compensation--Stock Option Grants."

  Compensation of Chief Executive Officer; Employment Agreement. Mr. Watson entered into an employment agreement with Clearinghouse in 1992, providing Mr. Watson an initial annual base salary of $456,790, subject to increase. Under the terms of his employment agreement, Mr. Watson's base salary is increased at such times and in such amounts, if any, as may be determined by the Compensation Committee. During 1996, Mr. Watson received a base salary increase of 3%. As of December 31, 1996, Mr. Watson's base salary was $618,618. See "--Employment Agreements."

  In addition to his base salary, Mr. Watson's employment agreement also provides for incentive compensation payments through Mr. Watson's participation in the Company's ABIC Plan. Such payments are based on the profitability of the Company. In December 1996, Mr. Watson received a bonus of $6,927,000, which was determined in accordance with the terms of Mr. Watson's employment agreement and the ABIC Plan. Of such amount, Mr. Watson elected to receive $2,500,000 in cash and $4,427,000 in the form of 220,008 stock options with an exercise price of $2.028 per share. The number of stock options awarded to Mr. Watson in lieu of a portion of his December 1996 bonus award was determined based on a fair market value of $22.15 per share, which was equal to the average closing price of the Company's Common Stock for the month of December 1996. In July 1996, all employees of NGC, including Mr. Watson, received a bonus equal to 3% of their base salary. Mr. Watson's July 1996 bonus was $18,018. During 1996 Mr. Watson also received stock options grants with respect to 236,740 shares of Common Stock in addition to the 220,008 stock options that Mr. Watson elected to receive in lieu of a portion of his December bonus. See "Executive Compensation--Summary Compensation Table" and "--Stock Option Grants."

  Compliance With Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1 million paid to the Company's Chief Executive Officer and four other most highly compensated executive officers, as reported in this Proxy Statement. The Company is studying the deduction cap (including the applicability of certain transition rules to the EEP, Stock Option Plan and other compensatory arrangements) and intends to take the necessary steps to effectively deal with this cap. During 1996, Mr. Watson received compensation in excess of $1 million. Mr. Watson's compensation for 1996, however, is not subject to Section 162(m) as his compensation for 1996 was determined in accordance with the terms of his employment agreement, which was negotiated in 1992. The rules and regulations implementing Section 162(m) provide that compensation payments made pursuant to arrangements entered into prior to the enactment of Section 162(m) are not subject to the $1 million limitation.

  All amounts paid or accrued during fiscal year 1996 under the above-described plans and programs are included in the preceding tables. No member of the NGC Compensation Committee was an officer or employee of NGC or any of its subsidiaries during 1996.

                                          COMPENSATION, CORPORATE GOVERNANCE
                                          AND HUMAN RESOURCES COMMITTEE

                                          Daniel L. Dienstbier, Chairman
                                          Stephen J. Brandon
                                          Darald W. Callahan
                                          Jeffrey M. Lipton
                                          J. Otis Winters

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  The performance graph shown on the following page was prepared by Standard & Poors Compustat, a Division of McGraw-Hill, Inc., using data from the Standard & Poor's Compustat Database for use in this Proxy Statement./(2)/ As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

    1. $100 was invested in Common Stock, the S&P 500 and the Peer Group (as defined below) on November 10, 1993.

    2. The returns of each component company in the Peer Group are weighted based on the market capitalization of such company at the beginning of the measurement period.

    3. Dividends are reinvested on the ex-dividend dates.

  The companies that comprise the Company's Peer Group are as follows: Aquila Gas Pipeline Corporation, Delhi Gas Pipeline (USX-Delhi Group), Tejas Gas Corporation, Western Gas Resources Inc. and KN Energy Inc.


--------
/(2)/ The Company was formed through a strategic business combination (the
      "Trident Combination"), consummated on March 14, 1995, between Clearinghouse and Trident NGL Holding, Inc. ("Trident"), under which Trident was renamed NGC Corporation. The Performance Graph reflects Trident's stockholder return performance for the period commencing November 10, 1993, the date of Trident's initial public offering and sale of common stock, and ending March 14, 1995, the closing date of the Trident Combination, and the Company's stockholder return performance for the period commencing March 14, 1995 through December 31, 1996.

                               PERFORMANCE GRAPH




[GRAPH APPEARS HERE]

PREPARED BY STANDARD & POOR'S COMPUSTAT--CUSTOM BUSINESS UNIT--2/20/96

                                  Indexed Returns Years Ending
                   Base Period -----------------------------------
   Company/Index    11/10/93   12/31/93 12/31/94 12/31/95 12/31/96
   -------------   ----------- -------- -------- -------- --------
   NGC Corp.           100       90.38    81.18    68.98   181.28
   S&P 500 Index       100      101.26   102.60   141.15   173.56
   Peer Group          100       94.80    72.73    86.26   114.70

  The closing price of the Company's Common Stock on December 31, 1996 was $23.25 per share as reported on the New York Stock Exchange Composite Tape.

        PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997, and recommends ratification by the stockholders of such appointment. Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

  In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Arthur Andersen LLP as the Company's independent auditors without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

  The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as independent auditors.

                             STOCKHOLDER PROPOSALS

  Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the first page of this Proxy Statement, so that the Secretary receives it no later than December 1, 1997.

                              RECENT DEVELOPMENTS

  On February 18, 1997, the Company announced that it had entered into (i) an Agreement and Plan of Merger with Destec Energy, Inc., an independent power producer ("Destec"), and The Dow Chemical Company, which owns 80% of the outstanding common stock of Destec, and (ii) an Asset Purchase Agreement with The AES Corporation ("AES") concerning a transaction pursuant to which NGC will simultaneously acquire Destec for a cash purchase price of $21.65 per share of Destec common stock, or an aggregate $1.27 billion, and sell Destec's international facilities and operations to AES for $407 million, inclusive of cash and monetizable assets. The transaction is expected to close by the end of the second quarter of 1997. Upon consummation of the transaction, Destec will operate as a wholly-owned subsidiary of the Company.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,


                                          /s/ KENNETH E. RANDOLPH
                                          Kenneth E. Randolph
                                            Secretary

March 31, 1997

PROXY                           NGC CORPORATION                            PROXY

                           1000 LOUISIANA, SUITE 5800
                               HOUSTON, TX 77002

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NGC CORPORATION

  The undersigned hereby appoints C.L. Watson, Thomas M. Matthews and Kenneth
E. Randolph, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them, to represent and to vote, as designated on the reverse side, all the shares of Common Stock of NGC Corpora-tion held of record by the undersigned on March 21, 1997 at the Annual Meeting of Stockholders to be held at the Company's Headquarters, The First Interstate Bank Building, 1000 Louisiana, 71st Floor, Houston, Texas, 77002 at 9:00 A.M. on Wednesday May 14, 1997, or any adjournment thereof.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                          (CONTINUED ON REVERSE SIDE)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                           * FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE                    PLEASE MARK
FOR PROPOSALS 1 AND 2.                                       YOUR VOTES   /X/
                                                          AS INDICATED IN
                                                            THIS EXAMPLE

                                                     WITHHELD
                                             FOR     FOR ALL
Item 1-ELECTION OF DIRECTORS                 / /       / /      Item 3-IN THEIR DISCRETION, THE PROXIES     FOR   ABSTAIN   ABSTAIN
                                                                ARE AUTHORIZED TO VOTE UPON SUCH OTHER      / /     / /       / /
C.L. Watson, Thomas M. Matthews,                                BUSINESS AS MAY PROPERLY COME BEFORE THE
Stephen J. Brandon, David R. Varney,                            MEETING OR ANY ADJOURNMENT THEREOF.
P. Nicholas Woollacatt,
C. Kent Jespersen, Jeffery M. Lipton,
Albert Terence Poole,
Darald W. Callahan, Donald L. Paul,
Peter J. Robertson,
Daniel L. Dienstbier, J. Otis Winters.                                                Check if you plan to attend     / /
                                                                                      the Annual Meeting
(INSTRUCTION: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
A LINE THROUGH THE NOMINEE'S NAME IN THE
LIST ABOVE.)


Item 2-PROPOSAL TO RATIFY THE APPOINTMENT      FOR      ABSTAIN     ABSTAIN
OF ARTHUR ANDERSEN LLP AS INDEPENDENT          / /        / /         / /
AUDITORS FOR THE COMPANY FOR THE
FISCAL YEAR ENDING DECEMBER 31, 1997.



                                         _________________              Please sign exactly as name appears hereon.
                                                          |             When shares are held by joint tenants, both should sign.
                                                          |             When signing as attorney, trustee or guardian, please give
                                                          |             full title as such. If a corporation, please sign full
                                                                        corporate name by president or other authorized officer.
                                                                        If a partnership, please sign in partnership name by
                                                                        authorized person.


Signature(s) _______________________________________________________________________________  Date _______________________

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